Exhibit 10.1

CONFIDENTIAL RESIGNATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

1. John Cobb (“Executive”) was employed by Power Integrations, Inc. (the “Company”) on or about April 10, 2001. Executive and the Company are parties to an Executive Officer Benefits Agreement of April 25, 2002 (the “Severance Agreement”). Executive resigned from his employment with the Company on May 4, 2006, and it is now the Company’s desire to resolve any claims that Executive has or may have against the Company. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by written notice to Balu Balakrishnan at the Company) prior to that date.

2. Executive hereby confirms his resignation from employment with the Company, and from any positions that he held as an officer of the Company, effective as of May 4, 2006 (the “Resignation Date”). As a result of his resignation, the parties agree that Executive is not entitled to any severance benefits from the Company, including any severance benefits pursuant to the Severance Agreement.

3. Subject to Executive’s strict compliance with all the provisions of this Agreement, and in exchange for Executive’s provision of consulting services as described below, the Company will provide Executive with a lump sum consulting payment of $200,000, less applicable withholding. Such payment will be made to Executive within 30 days following the Effective Date. In exchange for this consulting payment, Executive shall provide the Company with any consulting services that may be reasonably requested by the Company (including answering questions, assisting in the orderly transition of his duties, and assisting with the Company’s ongoing special investigation through its conclusion) for a period of six months following the Effective Date.

Executive acknowledges that he was paid all wages and accrued, unused vacation that Executive earned during his employment with the Company. Executive understands and acknowledges that he shall not be entitled to any payments or benefits from the Company other than those described in this paragraph.

4. Executive and his successors release the Company and its shareholders, investors, directors, officers, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act, or any other applicable law. This release of claims does not affect or impair Executive’s right(s), whether arising by contract (including the Indemnity Agreement of April 10, 2001, between Executive and the Company), statute or common law, to be indemnified by the Company from and against any claims against Executive that are based upon or arise out of any acts or omissions by Executive in the course and scope of his employment with the Company.

5. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Executive waives any rights that he has or may have under section 1542 to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

6. Executive acknowledges and agrees that he shall continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive. On or before the Effective Date, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all documents (and any copies thereof) that Executive prepared or received in the course of his employment with the Company, including, but not limited to, any documents (and any copies thereof) that are stored/maintained on a home or personal computer or in any electronic format.

7. Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Executive further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, its products or its employees, unless such statements are made truthfully in response to a subpoena or other legal process.

8. Executive agrees that for a period of one year following the Termination Date, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.

9. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.

10. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, including the Severance Agreement, whether written or oral, with the exception of any stock option agreements between the parties, the Indemnity Agreement described in paragraph 4, and any agreements described in paragraph 6. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN PARAGRAPH 3.

Dated: June 2, 2006	/s/ John Cobb
John Cobb

Power Integrations, Inc.

Dated: June 15, 2006	/s/ Balu Balakrishman